SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL INTERNATIONAL FUND, INC.
                              HELD NOVEMBER 2, 1999
1.   Election of the Board of Directors.

                            For                Withheld

     Aschenbrenner       21,798,119            489,340
     Davis               21,780,958            506,501
     Eucher              21,799,246            488,213
     Ferguson            21,799,766            487,692
     Gilbert             21,806,329            481,129
     Griswell            21,779,538            507,921
     Kimball             21,813,889            473,569
     Lukavsky            21,781,880            505,578

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         21,777,175           182,686               327,597

3.   Amendment of Management Agreement to:
     A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         21,192,363           607,960               487,136

     B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         21,286,955           514,114               486,390

     C. Modify management fee schedule.

          In Favor       Opposed      Abstain   Broker Non-Votes

         18,734,826     1,452,816     500,568      1,599,249

4.   Approval of changes to fundamental investment restrictions regarding:
     D. Diversification.

          In Favor       Opposed      Abstain   Broker Non-Votes

         19,765,528      495,696      426,985      1,599,249